Exhibit G(3)

Amendment

dated February 6, 2006 to

Administrative and Shareholder Services Agreements

WHEREAS, MassMutual Select Funds (the “Trust”) on behalf of each of its series as set forth on Appendix A (each a “Fund” and together the “Funds”) and Massachusetts Mutual Life Insurance Company (the “Manager”) have entered into Administrative and Shareholder Services Agreements (the “Agreements”).

WHEREAS, the Trust, on behalf of each Fund, and the Manager wish to amend the Agreements as follows:

Pursuant to Article V, Section C, the following hereby replaces, in its entirety, Article I, Section B: Administrative and Shareholder Services – Specific Responsibilities

ARTICLE I: ADMINISTRATIVE AND SHAREHOLDER SERVICES

B. Specific Responsibilities. Without limiting the responsibilities of the Manager, the Manager will:

1. Maintain office facilities (which may be in the offices of the Manager or a corporate affiliate but shall be in such location as the Trust reasonably determines).

2. Furnish statistical and research data, clerical services and stationery and office supplies.

3. Compile data for, prepare for execution by the Fund and file all the Fund’s federal and state tax returns and required tax filings other than those required by this Agreement to be made by the Fund’s custodian and transfer agent.

4. Prepare compliance filings pursuant to state securities laws with the advice of the Trust’s counsel.

5. Prepare the Trust’s Annual and Semi-Annual Reports to Shareholders and amendments to its Registration Statements (on Form N-1A or any replacement therefor).

6. Compile data for, prepare and file timely Notices to the SEC required pursuant to Rule 24f-2 under the 1940 Act.

7. Determine the daily pricing of the portfolio securities and computation of the net asset value and the net income of Fund in accordance with the Prospectus, resolutions of the Trust’s Board of Trustees, and the procedures set forth in EXHIBIT A: NET ASSET VALUE CALCULATIONS.

8. Keep and maintain the financial accounts and records of the Fund and provide the Trust with certain reports, as needed or requested by the Fund.

9. Provide officers for the Trust as requested by the Trust’s Board of Trustees.

10. Perform fund accounting services for the Fund as set forth in EXHIBIT B: FUND ACCOUNTING FUNCTIONS.

11. Perform the Funds’ policies and procedures with respect to market timing, late trading, anti-money laundering, customer identification, privacy, sales load breakpoints and redemption fees, to the extent these policies and procedures have not been delegated to another service provider of the Funds.

12. Generally assist in all aspects of the operations of the Fund.

Pursuant	to Article V, Section C, the following hereby replaces, in its entirety, Article II, Section A: Expenses

ARTICLE II: EXPENSES

A. Expenses. The Manager shall assume all expenses of the Trust and the Fund, including the Manager’s reasonable out-of-pocket disbursements; provided, however, that the Fund or the Trust shall pay:

1.	Taxes and corporate fees payable to governmental agencies;

2.	Brokerage commissions (which may be higher than other brokers would charge if paid to a broker which provides brokerage and research services to the Manager for use in providing investment advice and management to the Fund and other accounts over which the Manager exercises investment discretion) and other capital items payable in connection with the purchase or sale of the Fund’s investments (The words “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.);

3.	Interest on account of any borrowing by the Fund;

4.	Fees and expenses of the Trust’s Trustees who are not officers or employees of the Manager;

5.	Fees payable to the Trust’s certified independent public accountants;

6.	Fees paid to the Trust’s independent legal counsel;

7.	Fees paid to the Fund’s custodian;

8.	Fees paid to the Fund’s Investment Manager; and

9.	Payments due pursuant to any 12b-1 Plan adopted by the Trust and applicable to the Fund.

10.	Fees and expenses related to (i) the production and printing of periodic reports including, but not limited to, annual and semi-annual reports and (ii) the production and printing of prospectuses that are sent to existing, and not prospective, shareholders.

11.	Fees paid to independent third parties for materials to be used in connection with the Trustees’ annual approval of investment management and investment sub-advisory agreements for the Funds.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MASSMUTUAL SELECT FUNDS
on behalf of each of its series

By:	/s/ James S. Collins
James S. Collins
CFO and Treasurer

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma
Vice President

APPENDIX A

MassMutual Select Strategic Bond Fund

MassMutual Select Strategic Balanced Fund

MassMutual Select Diversified Value Fund

MassMutual Select Fundamental Value Fund

MassMutual Select Value Equity Fund

MassMutual Select Large Cap Value Fund

MassMutual Select Indexed Equity Fund

MassMutual Select Blue Chip Growth Fund

MassMutual Select Large Cap Growth Fund

MassMutual Select Growth Equity Fund

MassMutual Select Aggressive Growth Fund

MassMutual Select OTC 100 Fund

MassMutual Select Focused Value Fund

MassMutual Select Small Company Value Fund

MassMutual Select Mid Cap Growth Equity Fund

MassMutual Select Mid Cap Growth Equity II Fund

MassMutual Select Small Cap Growth Equity Fund

MassMutual Select Small Company Growth Fund

MassMutual Select Emerging Growth Fund

MassMutual	Select Overseas Fund
MassMutual	Select Destination Retirement Income Fund
MassMutual	Select Destination Retirement 2010 Fund
MassMutual	Select Destination Retirement 2020 Fund
MassMutual	Select Destination Retirement 2030 Fund

MassMutual Select Destination Retirement 2040 Fund